EXHIBIT 10.3

PHYTATECH CO, LLC

SECURED PROMISSORY NOTE

$1,300,000	September 6, 2017

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, PhytaTech CO, LLC, a Colorado limited liability company (the “Issuer”), hereby promises to pay to the order of EVIO, Inc., a Colorado corporation (together with its permitted successors and assigns, the “Holder”), the principal sum of One Million Three Hundred Thousand Dollars ($1,300,000) on the Maturity Date, together with interest as provided herein. This Secured Promissory Note (the “Note”) is issued pursuant to that certain Transfer Agreement of even date herewith by and among the Issuer, the Holder and PalliaTech, Inc., a Delaware corporation (the “Agreement”). Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Agreement.

1. Maturity Date. This Note will mature, and be due and payable in full, on the one (1) year anniversary of the Closing Date (the “Maturity Date”).

2. Interest. From and after the date hereof, all outstanding principal of this Note shall bear simple interest at the rate of eight percent (8%) per annum. All outstanding principal and accrued but unpaid interest on this Note shall be payable on the Maturity Date.

3. Security. Repayment of this Note is secured by the terms of that certain Note Security Agreement of even date herewith.

4. Prepayment. Issuer may prepay this Note or any part of this Note prior to the Maturity Date, without premium or penalty.

5. Events of Default. An “Event of Default” will occur if:

(a) the Issuer fails to pay (i) any principal of this Note when such amount becomes due and payable in accordance with the terms hereof and such payment is not made within 5 Business Days of when it is due or (ii) any interest on the Note or any other payment of money required to be made to the Holder pursuant to this Note and such payment is not made within 5 Business Days of when it is due;

(b) the Issuer defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of the Agreement;

(c) the Issuer (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment and remains undismissed, undischarged or unbonded for a period of 60 days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (v) shall make a general assignment for the benefit of its creditors.

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Upon the occurrence of an Event of Default as described in subsection (a) above, the Issuer will have a period of 5 Business Days to cure such Event of Default before the Holder may send the Default Notice described in Section 6 below.

6. Remedies. At such time that an Event of Default has occurred and is continuing, the Holder, by 5 Business Days’ written notice to the Issuer (the “Default Notice”), may declare all amounts hereunder immediately due and payable in cash and the Holder will be entitled to reimbursement of its reasonable costs and expenses (including legal fees) related to collection of all amounts owing in connection thereof. Except for the Default Notice, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been sufficiently given (i) at the time of delivery when personally delivered to the party to receive notice, (ii) the next Business Day when sent for next day delivery by a recognized overnight courier service or, (iii) if mailed, three days following deposit in the United States mail, registered or certified, postage prepaid, and addressed to the address shown on the signature page of this Note or as otherwise notified by the Issuer or the Holder in a writing to the other in accordance herewith.

8. Maximum Lawful Rate. In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum non-usurious interest permitted by applicable law (the “Maximum Lawful Rate”). If from any possible construction of any document or from receipt of anything of value by the Holder, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction or receipt shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Lawful Rate, without the necessity of execution of any amendment or new document, and any interest in excess of the Maximum Lawful Rate shall be applied to the reduction of the principal amount owing under this Note, or refunded to the Issuer or other payor thereof if and to the extent such excessive amount exceeds such unpaid principal amount.

9. In this Note, the term “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

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10. This Note shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Colorado. Any action to enforce payment of this Note shall be filed and heard solely in the state or federal courts located in Denver, Colorado.

ISSUER: PHYTATECH CO, LLC

By:	/s/ Robert Howland
Robert Howland, Member

Address of Issuer:

PhytaTech CO, LLC 879 Federal Boulevard Denver, Colorado 80204 Attention: Robert Howland

Address of Holder EVIO, Inc. 62930 O.B. Riley Rd. Suite 300 Bend, Oregon 97703 Attn.: William Waldrop

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